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                                                                  EXHIBIT 10.12


                        LICENSE AGREEMENT #8824-BLT/WBLT

THIS AGREEMENT SUPERSEDES AND REPLACES THAT CERTAIN LICENSE AGREEMENT #6803-LTL/WBLT DATED JANUARY 19, 1996 AND ANY RENEWALS AND AMENDMENTS THERETO BETWEEN WARNER BROS., A DIVISION OF TIME WARNER ENTERTAINMENT COMPANY L.P. AND GERBER CHILDRENSWEAR, INC.

LICENSE AGREEMENT made March 12, 1998, by and between Warner Bros., a Division of Time Warner Entertainment Company L.P., c/o Warner Bros. Consumer Products, a Division of Time Warner Entertainment Company L.P., whose address is 4000 Warner Blvd., Burbank, CA 91522 (hereinafter referred to as "LICENSOR") and Gerber Childrenswear, Inc., whose address is 7005 Pelham Road, Suite D, Greenville, South Carolina 29615, Attention: Ed Kittridge and Chris Lanigan (hereinafter referred to as "LICENSEE").

                                   WITNESSETH:

The parties hereto mutually agree as follows:

1. DEFINITIONS: As used in this Agreement, the following terms shall have the following respective meanings:

      (a) "CHANNELS OF DISTRIBUTION": Licensee may sell the Licensed Products through the following channels of distribution only (as such channels are defined in Exhibit 3 attached hereto and incorporated herein by reference): AAFES, Direct Mail Catalogs on a case by case basis, Baby Specialty Stores, Chain Drug Stores, Chain Toy Stores, National Discount/Mass Retailers, Mid- tier Department Stores, Non-Chain Drug Stores, NonChain Toy Stores, Non-Mall Clothing Specialty Stores, Off- Price/Closeout Stores, Outlet Stores, Supermarket/Grocery Stores, Regional Discount/Mass Retailers, Warehouse Clubs (Licensed Products (26), (31), (32), and (37) only), Catalog Showrooms on a case by case basis only, Florists (Licensed Product (31) only), and Home Specialty Stores (Licensed Products (4) through (16), (31), and (37) only).

            All other channels of distribution defined in Exhibit 3, which are not specified above in this Paragraph l(a), are specifically excluded from this Agreement. Additionally, Licensee may not distribute or sell Licensed Products to convenience stores.

      (b) "GUARANTEED CONSIDERATION": The sum of $2,100,000 payable as follows:

            $420,000 payable simultaneously with the execution of this Agreement;

            $840,000 payable on or before December 1, 1998; and

            $840,000 payable on or before December 1, 1999.
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      (c)   "LICENSED PRODUCT(S)":

            IN RESPECT OF THE LICENSED PROPERTY SET FORTH IN CATEGORY I OF PARAGRAPH 1(d) BELOW, THE LICENSED PRODUCTS SHALL BE AS FOLLOWS:

                  Bath Products

                  (1)   Hooded Towels *

                  (2)   Washcloths *

                  (3)   Washmitts

                  INFANT COORDINATED BEDDING

                  (4)   Sheets *

                  (5)   Comforters *

                  (6)   Dust Ruffles *

                  (7)   Receiving Blankets *

                  (8)   Crib Blankets *

                  (9)   Diaper Stackers *

                  (10)  Birth Certificate Pillows *

                  (11)  Bumper Pads *

                  (12)  Bassinet Sheets *

                  (13)  Lap Pads

                  (14) Wallpaper Room Borders and Window Treatments to be supplied by Licensor's current wallpaper licensee on case by case basis.

                  (15)  Mat and Pillow Combinations

                  (16)  Changing Table Padcovers

                  Sleepwear

                  (17)  Sleep 'n' Play *

                  (18) Blanket Sleepers, Sizes 0-24 months and 2-5T *

                  (19) Pajamas (Footed and Non-Footed), Sizes 0-24 months and 2-5T *

                  (20)  Gowns/Dorm Shirts, Sizes 0-24 months *

                  (21)  Prams, Sizes 0-24 months

                  Underwear

                  (22)  One Piece for Infants, Sizes NB, S, M, L and XL *

                  (23) Two Piece for Infants and Toddlers, Sizes NB, S, M, L, XL and 2-5T *

                  (24)  Longmates for Infants, Sizes NB, S, M, L and XL *

                  (25)  Undershirts for Infants, Sizes NB, S, M, L and XL *

                  (26)  Training Pants, Sizes 2-5T *

                  Footwear/Socks

                  (27)  Booties

                  (28)  Infant Socks


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                  Layettes (Disposable Diapers and Vinyl

                        Diaper Covers are specifically excluded)

                  (29)  Gowns *

                  (30)  Caps *

                  (31) Gift Sets, to include Infant Gown, Shirt, Bib, Washcloth, Booties, Towels, Comb (to be supplied by Gerber Products), Teethers (to be supplied by Gerber Products) and/or on a case by case basis with Licensor's prior written approval, any Licensed Products licensed hereunder and any products purchased by Licensee from other authorized licensees of Licensor

                  (32)  Cloth Diapers/Burp Cloths*

                  (33)  Diaper Cloths*

                  Infant and Toddler Playwear (Windwear, Outerwear, Sweaters, Leggings when sold as a set with Sweaters, and T-Shirts when sold as coordinates with Swimwear are specifically excluded)

                  (34)  Two Piece Set *

                  (35)  Creepers *

                  (36)  Overalls, Shortalls, Coveralls *

                  (37)  Bibs sold individually

                  (38)  Shirts *

                  (39)  Coordinated Playwear Separates *

                  (40)  Swim Diapers

                  (41)  Terry Rompers

            IN RESPECT OF THE LICENSED PROPERTY SET FORTH IN CATEGORY II OF PARAGRAPH L(d) BELOW, THE LICENSED PRODUCTS SHALL BE AS FOLLOWS:

                  (42)  Toddler Bedding

            Licensed Products denoted with n*n shall be sold on an exclusive basis. All other Licensed Products shall be sold on a non-exclusive basis.

            The use of direct embroidery is approved for Category I characters.

      (d)   "LICENSED PROPERTY":

            (1) CATEGORY I: The fictional cartoon characters BABY BUGS BUNNY, BABY LOLA BUNNY, BABY DAFFY DUCK, BABY SYLVESTER, BABY TWEETY, BABY TASMANIAN DEVIL, BABY WILE E. COYOTE, BABY ROAD RUNNER AND BABY MARVIN THE MARTIAN which constitute "BABY LOONEY TUNES", including the names of said characters and all trademarks, copyrights, environmental settings and artwork associated therewith. The Licensed Property licensed hereunder shall be identified with Licensor's BABY LOONEY TUNES mass market logo only. Licensee is obtaining no rights hereunder in


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            or to Licensor's upstairs market logo referred to as "BABY LOONEY
            TUNES CLASSIC COLLECTION". Furthermore, unless otherwise set forth below, specifically excluded here from are any other properties, trademarks or copyrights of Licensor, including but not limited to the cartoon characters referred to collectively as the "LOONEY TUNES" characters, and Licensee acknowledges and agrees that it shall enjoy no rights whatsoever hereunder with respect to such -properties, trademarks, and copyrights, it being understood that such properties, trademarks, and copyrights are and will continue to be the subject of separate licensing agreements with licensees of Licensor's choice. Without limiting the generality of the foregoing, Licensee is obtaining no rights hereunder, unless otherwise specifically set forth below, in or to the adult versions of BUGS BUNNY, LOLA BUNNY, DAFFY DUCK, SYLVESTER, TWEETY, TASMANIAN DEVIL, WILE E. COYOTE, ROAD RUNNER, AND MARVIN THE MARTIAN.

            (2) CATEGORY II: Notwithstanding the foregoing, the fictional cartoon characters BUGS BUNNY, LOLA BUNNY, DAFFY DUCK, SYLVESTER, TWEETY, TASMANIAN DEVIL, WILE E. COYOTE, ROAD RUNNER, AND MARVIN THE MARTIAN ONLY

      (e)   "MARKETING DATE":  January 1, 1998

      (f)   "ROYALTY RATE":

            (i)   Eight Percent (8%) for the calendar year 1998;

            (ii)  Ten Percent (10%) for the calendar year 1999;

            (iii) Twelve Percent (12%) for the calendar year 2000;

            (iv) Four Percent (4%) on Closeouts (defined below) and on Irregulars (defined below).

      (g)   "TERM": January l, 1998 through December 31, 2000.

      (h) "TERRITORY": United States (fifty states), Puerto Rico, United States Virgin Islands and United States Military Bases throughout the world excluding Guam and Saipan.

      (i) "CLOSEOUTS": shall mean first quality Licensed Products discounted by twenty percent (20%) or more off the list price for such Licensed Products for purpose of discontinuing sales of the Licensed Product. Sales of Closeouts shall not exceed ten percent (10%) of all sales of Licensed Products in any calendar quarter.

      (j) "IRREGULARS": shall mean Licensed Products which contain approved images and complete legal notices, but which contain slight defects in the manufacture or printing of the product. Irregulars shall not include any product


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            which is dangerous or hazardous, contains unapproved image, or lacks a complete legal notice. Sales of Irregulars shall not exceed five percent (5%) of all sales of Licensed Products in any calendar quarter.

      (k) "APPROVED CLOSEOUTS AND IRREGULARS OUTLETS": Licensee may submit to Licensor a listing of proposed closeout and irregular outlets which Licensor will review and, if approved in writing, will be considered approved outlets for any future sale of Closeouts and/or Irregulars. Licensee will use its best efforts to prohibit the advertising of Closeouts and/or Irregulars by the retailer or outlet purchasing such products.

2. GRANT OF LICENSE:

      (a) Subject to the restrictions, limitations, reservations and conditions and Licensor's approval rights set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts for the Term of this Agreement, a license to utilize the Category I and II Licensed Property and to create Artwork, subject to Licensor's approval, solely on or in connection with the manufacture, distribution and sale of the Licensed Products as specified above for the ultimate retail sale to the public throughout the Territory on an exclusive basis for Licensed Products denoted with "*" and on a non-exclusive basis for Licensed Products
            (3), (13), (14), (15), (16), (21), (27), (28), (31), (40), (41) and
            (42).

      (b) Without limiting any other approval rights of Licensor as contained herein, no television commercials may be utilized under this Agreement without the specific prior written approval of Licensor.

      (c) Subject to the Grant of License set forth in Paragraph 2(a), it is specifically agreed and understood between the parties hereto that those characters set forth in Paragraph l(d) (i) Category I and l(d)
            (ii) Category II above shall only be utilized in connection with the respectively designated Licensed Products set forth above in Paragraph l(c).

3.  RESERVATION OF RIGHTS; PREMIUMS:

      (a) Licensor reserves all rights not expressly conveyed to Licensee hereunder, and Licensor may grant licenses to others to use the Licensed Property, artwork and textual matter in connection with other uses, services and products without limitation.

      (b) Notwithstanding anything to the contrary stated herein, Licensor specifically reserves the right, without limitation throughout the world, to itself use, or


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            license any third party(s) of its choice to use the Licensed
            Property for the manufacture, distribution and sale of products similar or identical to those licensed herein in Paragraph l(c) above for sale through any catalogue(s) produced or distributed by or on behalf of Licensor or its Affiliated Companies (defined below), or for sale or distribution in any theaters or arenas, or for sale or distribution in any retail stores operated by or on behalf of Licensor, its Affiliated Companies or franchisees, or for sale or distribution in any theme/amusement parks operated by or on behalf of Licensor and its Affiliated Companies, including without limitation, the Six Flags and Movie World parks. In addition, Licensor reserves the right to allow Six Flags Corporation and Movie World to manufacture (or have manufactured by a third party) products similar or identical to those licensed herein for distribution or sale in theme and/or amusement parks owned or operated by both Six Flags Corporation and Movie World. Affiliated Companies herein shall mean any company owned either directly or indirectly by Time Warner, Inc. In addition, Licensor reserves the right to use, or license others to use, and/or manufacture products similar or identical to those licensed herein for use as Premiums, excluding premiums which would be distributed though Licensee's Channels of Distribution.

      (c) Licensee specifically understands and agrees that no rights are granted herein with respect to the Warner Bros. "shield" logo or trademark, or any other trademark(s), logo(s) or copyrights owned by Licensor other than those specifically set forth above in the Licensed Property, it being understood that all rights in and to said properties are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third party(s) of its choice.

      (d) Licensee understands and agrees that the rights granted herein are limited only to the cartoon characters set forth above and that any and all rights in, to or associated with the theatrical motion picture entitled "SPACE JAM", as well as with any sequels thereto, are specifically excluded here from, it being understood that all rights in and to said property are reserved exclusively to Licensor for use and/or licensing as it deems appropriate to third parties of its choice.

      (e) Licensee agrees that it will not use, or knowingly permit the use of, and will exercise due care that its customers likewise will refrain from the use of, the Licensed Products as a premium, except with the prior written consent of Licensor. Subject to Licensor's prior written approval as aforesaid, Licensee shall pay to Licensor a sum equal to TWELVE PERCENT (12%) of all premium sales. For purposes of this paragraph, the term


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            "premium" shall be defined as products offered to the public in conjunction with the sale or promotion of a product or service, including but not necessarily limited to, combination "ales, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, programs designed to build traffic or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which i. to use the Licensed Products in such a way as to promote, publicize and or sell the products, services or business image of the user of such item. Premium shall not include placement of discount coupons or similar types of rebate or discount offers on other Licensee products ("Cross-couponing"). All instances of Crosscouponing and all artwork in relation thereto shall be subject to Licensor's prior written approval.

4. CONSIDERATION

      (a) The Guaranteed Consideration paid by Licensee as set forth above shall be applied against such royalties as are, or have become, due to Licensor. No part of such Guaranteed Consideration shall be repayable to Licensee. Royalties earned in excess of the Guaranteed Consideration applicable to the Term hereof shall not offset any Guaranteed Consideration required in respect of the succeeding renewal term (if any); likewise, royalties earned in excess of the Guaranteed Consideration applicable to the renewal term (if any) shall not offset any Guaranteed Consideration applicable to any prior term.

      (b) Royalty Payments: Licensee shall pay to Licensor a sum equal to the Royalty Rate as set forth above of all net sales by Licensee of the Licensed Product(s) covered by this Agreement. The term "net sales" herein shall mean the wholesale list price less actual quantity and placement discounts and actual returns, but no deductions shall be made for uncollectible accounts and deductions for actual returns may not exceed 5% of total sales. No costs incurred in the manufacture, sale, distribution, advertisement, or exploitation of the Licensed Product(s) shall be deducted from any royalties payable by Licensee.

      (c) For sales of Closeouts and Irregulars-at or below 2,500 units, Licensee may directly sell such Closeouts and/or Irregulars to Approved Closeouts and Irregulars Outlets. For sales of Closeouts and/or Irregulars in excess of 2,500 units, prior to offering such Closeouts and/or Irregulars, Licensee shall give notice to Licensor of its intent to offer Closeouts and/or Irregulars, the Licensed Products to be sold as Closeouts or Irregulars, the quantity available, the nature of the irregularity,


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            a representative sample of the Closeouts and/or Irregulars and the price they are to be offered at. Licensor shall have ten (10) business days to give Licensee notice of its election to purchase some or all of the Closeouts and/or Irregulars. If Licensor does not purchase all of the Closeouts and/or Irregulars specified in the notice, Licensee shall further notify Licensor of the retailer or other outlets which will be offered the Closeouts and/or Irregulars. If, within five (5) business days of such further notice, Licensor objects to any particular retailer or outlet and provides a good faith basis for such objection, Licensee shall not offer such Closeouts and/or Irregulars to such retailer or outlet.

      (d) Royalties shall be payable quarterly with the periodic statements required in Paragraph 5 hereof, except to the extent offset by Guaranteed Consideration theretofore remitted.

5.    PERIODIC STATEMENTS:

      (a) Within thirty days after the initial shipment of the Licensed Products and promptly on the 15th day of every month thereafter commencing, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by Licensee showing with respect to all Licensed Product(s) distributed and sold by Licensee during the preceding calendar month the: (i) number by SKU number; (ii) wholesale list price; (iii) quantity and placement discounts and
            (iv) net sales price, together with any returns made during the preceding calendar month. Such statements shall be furnished to Licensor whether or not any of the Licensed Product(s) have been sold during calendar months to which such statements refer. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. On a quarterly basis, concurrent with the furnishing of the statements described above, Licensee shall make payment of royalties and provide such information on Licensed Product sales on a character by character basis as in then readily available to Licensee in such form as Licensee compiles for its own use. Upon demand of Licensor, Licensee shall, but not more than once in any TWELVE (12) month period, furnish to Licensor a detailed statement by an officer of Licensee showing: (i) number by SKU number; (ii) wholesale list price; (iii) quantity and placement discounts; and (iv) net sales price of the Licensed Product(s) covered by this Agreement


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            distributed and/or "old by Licensee up to and including the date upon which Licensor has made such demand.

      (b) The statements and payments required hereunder shall be delivered to:

            WARNER BR0S. CONSUMER PRODUCTS
            4000 Warner Boulevard
            Bridge Building, 4th Floor
            Burbank, CA 91522
            Attention: Accounting Manager, Domestic Accounting

      (c) Any payments which are made to Licensor hereunder after the due date required therefore, shall bear interest at the then current prime rate plus four (4) percent (or the maximum rate permissible by law, if less than the current prime rate) from the date such payments are due to the date of payment. Licensor's right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee's failure to make timely remittances.

      (d) Licensee agrees to provide, at Licensor's request: (i) a letter of credit issued in favor of Licensor from a financial institution as approved by Licensor in an amount up to the Guaranteed Consideration; and/or (ii) such other form of security acceptable to Licensor. Licensee agrees to execute all documentation as Licensor may require in connection with perfecting such security interests.

6.    B00KS AND RECORDS:

      (a) Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least two (2) years following termination or expiration of the Term of this Agreement or any renewal(s) hereof (if applicable), complete and accurate records of accounts including, without limitation, purchase order, inventory records, invoices, correspondence, banking and financial and other records pertaining to the various items required to be submitted by Licensee as well as to ensure Licensee's compliance with local laws as required pursuant to Paragraph 13(k) hereof. However in no event will the foregoing be interpreted to require Licensee to keep any records for longer than its normal retention period, which is four years from the end of the calendar year to which such records pertain. Such records and accounts shall be available for inspection and audit at any time or times during or after the Term of this Agreement or any renewal(s) hereof (if applicable) during reasonable business hours and upon reasonable notice by Licensor or its nominees and at Licensor's expense, subject to Paragraph 6(c) hereof. Licensee


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            agrees not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties. During such inspections and audits, Licensor shall have the right to take extracts and/or make copies of Licensee's records which are related to the statements and/or Licensed Products, as it deems necessary.

      (b) The exercise by Licensor in whole or in part, at any time of the right to audit records and accounts or of any other right herein granted, or the acceptance by Licensor of any statement or statements or the receipt and/or deposit by Licensor, of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and such acceptance, receipt and/or deposit shall not preclude or prevent Licensor from thereafter disputing the accuracy of any such statement or payment, except that any objection to the accuracy of any statement or payment shall be made within two (2) years following termination or expiration of the Term of this Agreement or any renewal(s) hereof (if applicable).

      (c) If pursuant to its right hereunder Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency between the amount found to be due to Licensor and the amount actually received or credited to Licensor, then Licensee shall, upon Licensor's demand, promptly pay the deficiency, together with interest thereon at the then current prime rate from the date such amount became due until the date of payment, and, if the deficiency is more than 3% of all royalties paid by Licensee during the period covered by the audit, then Licensee shall pay the reasonable costs and expenses of such audit and inspection. If an audit discloses an overpayment to Licensor by Licensee, then Licensor shall remit the amount of such overpayment to Licensee within sixty (60) days of conclusive agreement that such overpayment occurred.

      (d) Licensee understands and agrees that Licensor shall have access to Licensee's sell-through information, with respect to the Licensed Products, pertaining to various retail customers (e.g. Wal*Mart, JC Penney) (the "Sell Through System"). Licensor agrees to keep confidential all information obtained by Licensor through the Sell Through Systems except: (i) to the extent necessary to comply with a law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information;
            (ii) as part of normal reporting or review procedure to the respective parties' boards of directors, parent company, auditors and attorneys who agree to be bound by the provisions of this subparagraph; (iii) in order to


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            enforce its rights or perform its obligations under this Agreement;
            or (iv) when discussing the sale of Licensed Products with the applicable retail customer in an effort to improve business results.

7.    INDEMNIFICATIONS:

      (a) During the Term, and continuing after the expiration or termination of this Agreement, Licensor shall indemnify Licensee and shall hold it harmless from any loss, liability, damage, cost or expense, arising out of any claims or suits which may be brought or made against Licensee by reason of the breach by Licensor of the warranties or representations as set forth in Paragraph 12 hereof, provided that Licensee shall give prompt written notice, and full cooperation and assistance to Licensor relative to any such claim or suit and provided, further, that Licensor shall have the option to undertake and conduct the defense of any suit so brought. Licensee shall not, however, be entitled to recover for lost profits. Licensee shall cooperate fully in all respects with Licensor in the conduct and defense of said suit and/or proceedings related thereto.

      (b) During the Term, and continuing after the expiration or termination of this Agreement, Licensee shall indemnify Licensor and shall hold it harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against Licensor by reason of: (i) any breach of Licensee's covenants and undertakings hereunder; (ii) any unauthorized use by Licensee of the Licensed Property; (iii) any use of any trademark, copyright, design, patent, process, method or device, except for those uses of the Licensed Property that are specifically approved by Licensor pursuant to the terms of this Agreement; (iv) Licensee's non-compliance with any applicable federal, state or local laws or with any other applicable regulations; and (v) any alleged defects and/or inherent dangers (whether obvious or hidden) in the Licensed Products or the use thereof.

      (c) With regard to 7(b)(v) above, Licensee agrees to obtain, at its own expense, product liability insurance providing adequate protection for Licensor and Licensee against any such claims or suits in amounts no less than three million dollars ($3,000,000) per occurrence, combined single limits. Simultaneously with the execution of this Agreement, Licensee undertakes to submit to Licensor a fully paid policy or certificate of insurance naming Licensor as an additional insured party and, requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to Licensor at least twenty (20) days in advance thereof. Such insurance and


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            the delivery of the policy or certificate are material obligations of Licensee.

8.    ARTWORK; COPYRIGHT AND TRADEMARK NOTICES:

      (a) The Licensed Property shall be displayed or used only in such form and in such manner as has been specifically approved in writing by Licensor in advance and Licensee undertakes to assure usage of the trademark(s) and character(s) solely as approved hereunder. Licensee further agrees and acknowledges that any and all Artwork (defined below) created, utilized, approved and/or authorized for use hereunder by Licensor in connection with the Licensed Products or which otherwise features or include. the Licensed Property shall be owned in its entirety exclusively by Licensor. "Artwork" refers to incorporating Category I and Category II Licensed Property and shall include, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of creations and applications, whether finished or not, including, but not limited to, animation, drawings, designs, sketches, images, illustrations, film, video, electronic, digitized or computerized information, software, object code, source code, on-line elements, music, text, dialogue, stories, visuals, effects, scripts, voiceovers, logos, one-sheets, promotional pieces, packaging, display materials, printed materials, photographs, interstitials, notes, shot logs, character profiles and translations, produced by Licensee or for Licensee, pursuant to this Agreement. Licensor reserves for itself or its designees all rights to use any and all Artwork created, utilized and/or approved hereunder without limitation.

      (b) Licensee acknowledges that, as between Licensor and Licensee, the Licensed Property and Artwork and all other depictions expressions and derivations thereof, and all copyrights, trademarks and other proprietary rights therein are owned exclusively by Licensor and Licensee shall have no interest in or claim thereto, except for the limited right to use the same pursuant to this Agreement and subject to its terms and conditions.

            Licensee agrees and acknowledges that any Artwork created by Licensee or for Licensee hereunder is a "work made for hire" for Licensor under the U.S. Copyright Act, and any and all similar provisions of law under other Jurisdictions, and that Licensor is the author of such work. for all purposes, and that Licensor is the exclusive owner of all the rights comprised in the undivided copyright and all renewals, extensions and reversions therein, in and to such works in perpetuity and throughout the universe. Licensee hereby waives and releases in favor of Licensor all rights (if any) of "droit moral," rental rights and similar rights in and to the Artwork (the "Intangible Rights") and agrees that Licensor shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title, re-draw, re-color, or otherwise modify the Artwork, without the consent of Licensee. Licensee hereby irrevocably grants, transfers and assigns to Licensor all right, title and interest, including copyrights, trademark rights, patent rights and other proprietary rights, it may have in and to the Artwork, in perpetuity and throughout the universe, and to all proprietary depictions, expressions or derivations of the Licensed Property created by or for Licensee. Licensee acknowledges that Licensor shall have the right to terminate this Agreement in the event Licensee asserts any rights (other than those specifically granted pursuant to this Agreement) in or to the Licensed Property or Artwork.

            Licensee hereby warrants that any and all work created by Licensee under this Agreement apart from the materials provided to Licensee by Licensor is and shall be wholly original with or fully cleared by Licensee and shall not copy or otherwise infringe the rights of any third parties, and Licensee hereby indemnifies Licensor and will hold Licensor harmless from any such claim of infringement or otherwise involving Licensee's performance hereunder. At the request of Licensor, Licensee shall execute such form(s) of assignment of copyright or other papers as Licensor may reasonably request in order to confirm and vest in Licensor the rights in the properties as provided for herein. In addition, Licensee hereby appoints Licensor as Licensee's Attorney-in-Fact to take such actions and to make, sign, execute, acknowledge and deliver all such documents as may from time to time be necessary to confirm in Licensor, its successors and assigns, all rights granted herein. If any third party makes or has made any contribution to the creation of Artwork authorized for use hereunder, Licensee agrees to obtain from such party a full confirmation and assignment of rights so that the foregoing rights shall vest fully in Licensor, in the form of the Contributor's Agreement attached hereto as Exhibit 2 and by this reference made a part hereof, prior to commencing work, ensuring that all rights in the Artwork and Licensed Property arise in and are assigned to Licensor. Promptly upon entering into each such Agreement, Licensee shall give Licensor a copy of such Agreement. Licensee assumes all responsibility for such parties and agrees that Licensee shall bear any and all risks arising out of or relating to the performance of services by them and to the fulfillment of their obligations under the Contributor's Agreement.

            Upon expiration of termination of this Agreement for any reason, or upon demand by Licensor at any time, Licensee shall promptly deliver to Licensor all Artwork or Licensed Property, whether finished or not, including drawings, drafts, sketches, illustrations, screens, data, digital files and information, copies or other items, information or things created in the course of preparing the Licensed Property and all materials provided to Licensee by Licensor hereunder, or, at Licensor's option and instruction, shall destroy some or all of the foregoing and shall confirm to Licensor in writing that Licensee has done so. Licensee shall not use such Artwork or Licensed Property, items, information or things, material, for any purpose other than is permitted under this Agreement.

      (c) Licensee shall, within thirty (30) days of receiving an invoice for a charge that Licensee has previously approved in writing, pay Licensor for artwork executed for Licensee by Licensor (or by third parties under contract to Licensor) for use in the development of the Licensed Products and any related packaging, display and promotional materials at Licensor's prevailing commercial art rates. The foregoing shall include any artwork that, in Licensor's opinion and subject to Licensee's written approval, is necessary to modify artwork initially prepared by Licensee and submitted for approval. Estimates of artwork charges are available upon request.

      (d) Licensee shall cause to be imprinted, irremovably and legibly on each Licensed Products manufactured, distributed or sold under this Agreement, and all advertising, promotional, packaging and wrapping material wherein the Licensed Property appears, the following copyright and/or trademark notice(s):

                  CATEGORY I:

                  BABY LOONEY TUNES, CHARACTERS, NAMES, AND ALL RELATED INDICIA ARE TRADEMARKS OF WARNER BROS., A TIME WARNER ENTERTAINMENT COMPANY L.P. (C) 19 __.

                  CATEGORY II:

                  LOONEY TUNES, CHARACTERS, NAMES, AND ALL RELATED INDICIA ARE TRADEMARKS OF WARNER BROS., A TIME WARNER ENTERTAINMENT COMPANY L.P. (C) L9 __.

                  The year date shall be as instructed by Licensor.

      (e) In no event shall Licensee use, in respect to the Licensed Products and/or in relation to any advertising, promotional, packaging or wrapping material, any copyright or trademark notices which shall conflict with, be confusing with, or negate, any notices required hereunder by Licensor in respect to the Licensed Property.

      (f) Licensee agrees to deliver to Licensor free of cost six (6) of each of the Licensed Products together with their packaging and wrapping material for trademark registration purposes in compliance with applicable laws, simultaneously upon distribution to the public. Any copyrights or trademarks with respect to the Licensed Products shall be procured by and for the benefit of Licensor and at Licensor's expense. Licensee further agrees to provide Licensor with the date of the first use of the Licensed Products in interstate and intrastate commerce.

      (g) Licensee shall assist Licensor, at Licensor's expense, in the procurement, protection, and maintenance of Licensor's rights to the Licensed Property. Licensor may, in its sole discretion, commence or prosecute and effect the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the Licensed Property either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee agrees to cooperate fully with Licensor in connection with any such claims or suits and undertakes to furnish full assistance to Licensor in the conduct of all proceedings in regard thereto. Licensee shall promptly notify Licensor in writing of any infringements or imitations or unauthorized uses by others of the Licensed Property, on or in relation to products identical to similar to or related to the Licensed Products. Licensor shall in its sole discretion have the right to settle or effect compromises in respect thereof. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses.

9.    APPROVALS AND QUALITY CONTROLS:

      (a) Licensee agrees to comply and maintain compliance with the reasonable quality standards and specifications of Licensor as they are required of other licensees in respect to all usage of the Licensed Property on or in relation to the Licensed Product(s) throughout the Term of this Agreement and any renewals or extensions thereof. Licensee agrees to furnish to Licensor free of cost for its written approval as to aesthetic quality and style, samples of each of the Licensed Product(s), together with their packaging, hangtags, and wrapping material, as follows in the successive stages indicated
            (a) rough sketches/layout concepts; (b) finished artwork or final proofs; (c) pre-production samples or strike- offs; (d) finished products, including packaged samples. Finished Products will be deemed approved if they conform in all material respects to the approved pre-production sample or "strike-off. Licensor will not withhold approval of a product based on its construction or materials unless the construction or materials impairs the aesthetic appearance of the product or is otherwise not in conformity with the general quality of Licensee's products.

      (b) No Licensed Products and no material utilizing the Licensed Property shall be manufactured, sold, distributed or promoted by Licensee without prior written approval. Licensee may, subject to Licensor's prior written approval, use textual and/or pictorial matter pertaining to the Licensed Property on such promotional, display and advertising material as may, in its reasonable judgment, promote the sale of the Licensed Products. All advertising and promotional material relating to the Licensed Products must be submitted to the Licensor for its written approval at the following stages appropriate to the medium used: (i) rough concepts; (ii) layout, storyboard, script; and (iii) finished materials.

      (c) Approval or disapproval shall lie in Licensor's sole discretion. Licensee shall submit all materials for approval to Karen Weiss or such other person as Licensor may form time to time identify. If Licensee has not received a response on any submission within ten
            (10) business days, Licensee may notify Ms. Weiss or her designated successor by facsimile, receipt of which must be confirmed in writing, and Licensor will then have three (3) business days to approve, disapprove or otherwise comment upon the submission. Failure to respond within three (3) business days after acknowledging receipt of the facsimile notice shall deem the submission approved. Any Licensed Products not so approved shall be deemed unlicensed and shall not be manufactured or sold. If any unapproved Licensed Products are being sold, Licensor may, together with other remedies available to it including, but not limited to, immediate termination of this Agreement, require such Licensed Products to be immediately withdrawn from the market and to be destroyed, such destruction to be attested to in a certificate signed by an officer of Licensee.

      (d) Any modification of a Licensed Product which relates to the Artwork applied to the Licensed Product or results in a material deviation in the standards or quality of a Licensed Product must be submitted in advance for Licensor's written approval as if it were a new Licensed Product. Approval of a Licensed Product which uses particular artwork does not imply approval of such artwork for use with a different Licensed Product.

      (e) Licensed Products must conform in all material respects to the final production samples approved by Licensor. If in Licensor's reasonable judgment, the quality of a Licensed Product originally approved has deteriorated in later production runs, or if a Licensed Product has otherwise been altered, Licensor and Licensee agree to negotiate in good faith regarding the disposition of such Licensed Products, which disposition may, in addition to other remedies, require that such Licensed Product be immediately withdrawn from the market.

      (f) Licensee shall permit Licensor to inspect Licensee's manufacturing operations, testing and payroll records (including those operations and records of any supplier or manufacturer approved pursuant to Paragraph lO(b) below) with respect to the Licensed Products.

      (g) If any changes or modifications are required to be made to any material submitted to Licensor for its written approval in order to ensure compliance with Licensor's specifications or standards of quality, Licensee agrees promptly to make such changes or modifications.

      (h) Subsequent to final approval, no fewer than twelve (12) production samples of Licensed Products will be sent to Licensor to ensure quality control simultaneously upon distribution to the public. In addition, Licensee shall provide Licensor with six (6) catalogs which display all of Licensee's products, not just the Licensed Products. Further, Licensor shall have the right to purchase any and all Licensed Products in any quantity at the maximum discount price Licensee charges its best customer in a similar circumstance.

      (i) To avoid confusion of the public, Licensee agrees not to associate other characters or properties with the Licensed Property on the Licensed Products or in any packaging, promotional or display materials unless Licensee receives Licensor's prior written approval. Furthermore, Licensee agrees not to use the Licensed Property (or any component thereof) on any business sign, business cards, stationery or forms, nor as part of the name of Licensee's business or any division thereof. The following licensed properties are hereby deemed approved for use of Licensed Products for purposes of this paragraph: the Cotton seal; 3M - Scotchguard; Curity; Gerber.

      (j) Licensee shall use its best efforts to notify its customers of the requirement that Licensor has the right to approve all promotional, display and advertising material pursuant to this Agreement. Notwithstanding the foregoing, Licensee shall not be responsible for any customers failure to obtain any required approval.

      (k) It is understood and agreed that any animation used in electronic media, including but not limited to animation for television commercials and character voices for radio commercials, shall be produced by Warner Bros. Animation pursuant to a separate agreement between Licensee and Warner Bros. Animation, subject to Warner Bros. Animation customary rates. Any payment made to Warner Bros. Animation for such animation shall be in addition to and shall not offset the Guaranteed Consideration set forth in Paragraph 1(b).

      (l) Licensor's approval of Licensed Products (including without limitation, the Licensed Products themselves as well as promotional, display, and advertising materials) shall in no way constitute or be construed as an approval by Licensor of Licensee's use of any trademark, copyright and/or other proprietary materials, not owned by Licensor.

10.   DISTRIBUTION; SUB-LICENSE MANUFACTURE:

      (a) Within the Channels of Distribution set forth in Paragraph l(a) hereof, Licensee shall sell the Licensed Products either to jobbers, wholesalers, distributors or retailers for sale or resale and distribution directly to the public. Unless explicitly set forth in Paragraph 1(a) hereof, Licensee shall not sell the Licensed Products through any cable home shopping service or through electronic media, including on any on-line network or service. If Licensee sells or distributes the Licensed Products at a special price, directly or indirectly, to itself, including without limitation, any subsidiary of Licensee or to any other person, firm, or corporation affiliated with Licensee or its officers, directors or major stockholders, for ultimate sale to unrelated third parties, Licensee shall pay royalties upon the actual sale of the Licensed Product to an unrelated third party.

      (b) Licensee shall not be entitled to sub-license any of its rights under this Agreement. In the event Licensee is not the manufacturer of the Licensed Products, Licensee shall, subject to the prior written approval of Licensor, which approval shall not be unreasonably withheld, be entitled to utilize a third party manufacturer in connection with the manufacture and production of the Licensed Products, provided that such manufacturer shall execute a letter in the form of Exhibit 1 attached hereto and by this reference made a part hereof. In such event, Licensee shall remain primarily obligated under all of the provisions of this Agreement and any default of this Agreement by such manufacturer shall be deemed a default by Licensee hereunder. In no event shall any such third party manufacturer agreement include the right to grant any rights to subcontractors.

11. GOOD WILL: Licensee recognizes the great value of the publicity and good will associated with the Licensed Property and acknowledges: (i) such good will is exclusively that of Licensor; and (ii) that the Licensed Property has acquired a secondary meaning as Licensor's trademarks and/or identifications in the mind of the purchasing public. Licensee further recognizes and acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition thereto, constitute an infringement of Licensor's copyrights, trademarks and/other proprietary rights in, and to the Licensed Property, thereby entitling Licensor to equitable remedies, and costs.

12. LICENS0R'S WARRANTIES AND REPRESENTATIONS: Licensor represents and warrants to Licensee that:

      (a) It has, and will have throughout the Term of this Agreement, the right to license the Licensed Property to Licensee in accordance with the terms and provisions of this Agreement; and

      (b) The making of this Agreement by Licensor does not violate any agreements, rights or obligations of any person, firm or corporation.

13. LICENSEE'S WARRANTIES AND REPRESENTATIONS: Licensee represents and warrants to Licensor that, during the Term and thereafter:

      (a) It will not attack the title of Licensor (or third parties that have granted rights to Licensor) in and to the Licensed Property or any copyright or trademarks pertaining thereto, nor will it attack the validity of the license granted hereunder;

      (b) It will not harm, misuse or bring into disrepute the Licensed Property, but on the contrary, will maintain the value and reputation thereof to the best of its ability;

      (c) It will manufacture, sell, promote and distribute the Licensed Products in an ethical manner and in accordance with the terms and intent of this Agreement, and in compliance with all applicable government regulations and industry standards;

      (d) It will not create any expenses chargeable to Licensor without the prior written approval of Licensor in each and every instance. It will not cause or allow any liens or encumbrances to be placed against the Licensed Property;

      (e) It will protect to the best of its ability its right to manufacture, sell, promote, and distribute the Licensed Products hereunder;

      (f) It will at all times comply with all government laws and regulations, including but not limited to product safety, food, health, drug, cosmetic, sanitary or other similar laws, and all voluntary industry standards relating or pertaining to the manufacture, sale, advertising or use of the Licensed Products, and shall maintain its appropriate customary high quality standards during the Term hereof. It shall comply with any laws or regulations of regulatory agencies which shall have jurisdiction over the Licensed Products and shall procure and maintain in force any and all permissions, certifications and/or other authorizations from governmental and/or other official authorities that may be required in response thereto. Each Licensed Product and component thereof distributed hereunder shall comply with all applicable laws, regulations and voluntary industry standards. Licensee shall follow reasonable and proper procedures for testing that all Licensed Products comply with such laws, regulations and standards. Licensee shall permit Licensor or its designees to inspect testing records and procedures with respect to the Licensed Products for compliance. Licensed Products that do not comply with all applicable laws, regulations and standards shall automatically be deemed unapproved and immediately taken off the market;

      (g) It shall, upon Licensor's request, provide credit information to Licensor including, but not limited to, fiscal year-end financial statements (profit-and-loss statement and balance sheet) and operating statements, all of which will be satisfied by submission to Licensor of Licensee's annual report;

      (h) It will provide Licensor with the date(s) of first use of the Licensed Products in interstate and intrastate commerce, where appropriate;

      (i) It will, pursuant to Licensor's instructions and at Licensor's expense, duly take any and all necessary steps to secure execution of all necessary documentation for the recordation of itself as user of the Licensed Property in any jurisdiction where this is required or where Licensor reasonably requests that such recordation shall be effected. Licensee further agrees that it will at its own expense cooperate with Licensor in cancellation of any such recordation at the expiration of this Agreement or upon termination of Licensee's right to use the Licensed Property. Licensee hereby appoints Licensor its Attorney-in-Fact for such purpose;

      (j) It will not deliver or sell Licensed Products outside the Territory or knowingly sell Licensed Products to a third party for delivery outside the Territory;

      (k) It will not use any labor that violates any local labor laws, including all wage and hour laws, laws against discrimination and that it will not use prison, slave or child labor in connection with the manufacture of the Licensed Products;

      (l) It shall at all times comply with all manufacturing, sales, distribution, retail and marketing policies and strategies promulgated by Licensor from time-to-time; and

      (m) It will utilize specific design elements of the Licensed Property provided to Licensee by Licensor on hangtags, labels, and other materials.

14.   TERMINATION:

      (a) By Licensor: Licensor shall have the right to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, or otherwise in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events (herein called "defaults"):

            (i) Licensee materially defaults in the performance of any of its obligations provided for in this Agreement; or

            (ii) Licensee shall have failed to deliver to Licensor or to maintain in full force and effect the insurance referred to in Paragraph 7(c) hereof; or

            (iii) Licensee shall fail to make any payments due hereunder on the date due; or

            (iv) Licensee shall fail to deliver any of the statements required herein or to give access to the premises and/or license records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder; or

            (v) Licensee shall fail to comply with any laws, regulations or voluntary industry standards as provided in Paragraph 13(f) or if any governmental agency or other body, office or official vested with appropriate authority finds that the Licensed Products are harmful or defective in any way, manner or form, or are being manufactured, sold or distributed in contravention of applicable laws, regulations or standards, or in a manner likely to cause harm; or

            (vi) Licensee shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver- or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

            (vii) Licensee does not commence in good faith to manufacture, distribute and sell each of the Licensed Products and utilize each character set forth in the Licensed Property ("Character") throughout the Territory on or before the Marketing Date and thereafter fails to diligently and continuously manufacture, distribute and sell each of the Licensed Products and utilize each Character throughout the Territory. Such default and Licensor's resultant right of termination (or recapture) shall only apply to the specific Character(s) and/or the specific Licensed Products, which or wherein Licensee fails to meet said Marketing Date requirement. However, Licensee may cure such default as follows: upon receipt of notice from Licensor that Licensee has failed to manufacture, distribute and sell any Licensed Product, within thirty days, Licensee shall submit to Licensor a marketing plan for the manufacture, distribution and sale of such product which shall provide for the product to be manufactured, distributed and sold in a timely fashion in accord with industry norms. If Licensee fails to provide such marketing plan or thereafter fails to materially meet the provisions of such plan, Licensor shall recapture all rights to the specific Licensed Product(s), which or wherein Licensee failed to meet the requirements of this paragraph; or

            (viii)Licensee shall manufacture, sell or distribute, whichever first occurs, any of the Licensed Products without the prior written approval of Licensor as provided in Paragraph 9 hereof; or

            (ix) Licensee undergoes a substantial change of management or control. A substantial change of control is a nonpublic offering sale of over 50% of the stock or assets of Licensee to a person(s) not a member of the current senior management or an entity(s) not controlled by either Citicorp Venture Capital or its affiliates or by one or more members of the current senior management of Gerber Childrenswear, Inc. The sale of stock through a public offering will not be considered a "substantial change of control"; or (s) A manufacturer approved pursuant to Paragraph lO(b) hereof shall sell Licensed Products to parties other than Licensee or engage in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement; or

            (x) Licensee delivers or sells Licensed Products outside the Territory or knowingly sells Licensed Products to parties other than Licensee or engage in conduct, which conduct if engaged in by Licensee would entitle Licensor to terminate this Agreement; or

            (xi) Licensee delivers or sells Licensed Products outside the Territory or knowingly sells Licensed Products to a third party who Licensee knows intends to, or who Licensee reasonably should suspect intends to, sell or deliver such Licensed Products outside the Territory; or

            (xii) Licensee uses any labor that violates any local labor laws and/or it uses prison, slave or child labor in connection with the manufacture of the Licensed Products; or

            (xiii)Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading; or

            (xiv) Licensee shall breach any other agreement in effect between
                  Licensee on the one hand and Licensor on the other.

      (b) In the event any of these defaults occur, Licensor shall give notice of termination in writing to Licensee by facsimile and certified mail. Licensee shall have twenty (20) days from the date of giving notice in which to correct any of these defaults (except any defaults based on non-payment of monies to Licensor, which must be cured within ten (10) days and defaults base on subdivisions (vii),
            (viii), (xi) and (xiii) above which are not curable), and failing such, this Agreement shall thereupon immediately terminate, and any and all payments then or later due from Licensee hereunder (including Guaranteed Consideration) shall then be promptly due and payable in full and no portion of those prior payments shall be repayable to Licensee.

      (c) BY LICENSEE: Licensee shall have the same right(s) to termination of this Agreement as provided to Licensor under this paragraph 14, upon the occurrence of any one or more of the following events (herein called "defaults" ):

            i) If Licensor materially defaults in the performance of any of its obligations provided for in this Agreement; or

            ii) If Licensor shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent; or

            iii) If WBCP shall breach any other agreement in effect between it and Licensee.

      (d) In the event any of these defaults occur, Licensee shall give notice of termination in writing to Licensor by certified mail. The Licensor shall have twenty (20) days from the date of giving notice in which to correct any of these defaults, and failing such, Licensee shall have the option to immediately terminate this Agreement, in which event Licensee's obligation to make any further payments of Guaranteed Consideration provided for in this Agreement shall also terminate and Licensee's rights shall thereafter be as set forth in Paragraph 15 hereof.

15. FINAL STATEMENT UPON TERMINATION OR EXPIRATION: Licensee shall deliver, as soon as practicable, but not later than thirty (30) days following expiration or termination of this Agreement, a statement indicating the number and description of Licensed Products on hand together with a description of all advertising and promotional materials relating thereto. Following expiration or termination of this Agreement, Licensee shall immediately cease any and all manufacturing of the Licensed Product. However, if Licensee has complied with all the terms of this Agreement, including, but not limited to, complete and timely payment of the Guaranteed Consideration and Royalty Payments, then Licensee may continue to distribute and sell its remaining inventory on a non-exclusive basis for a period not to exceed one hundred eighty (180) days following such termination or expiration (the "Sell-Off Period"), subject to payment of applicable royalties thereto. In no event, however, may Licensee distribute and sell during the Sell-Off Period an amount of Licensed Products that exceeds the average amount of Licensed Products sold during any consecutive one hundred eighty (180) day period during the Term. In the event this Agreement is terminated by Licensor for any reason under this Agreement, Licensee "hall be deemed to have forfeited its Sell-Off Period. If Licensee has any remaining inventory of the Licensed Products following the Sell-Off Period, Licensee shall, at Licensor's option, make available such inventory to Licensor for purchase at or below cost, deliver up to Licensor for destruction said remaining inventory or furnish to Licensor an affidavit attesting to the destruction of said remaining inventory. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event that Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right to the Sell-Off Period hereunder or any other rights to dispose of such inventory. In addition to the forfeiture, Licensor shall have recourse to all other legal remedies available to it.

16. NOTICES: Except as otherwise specifically provided herein, all notices which either party hereto is required or may desire to give to the other shall be given by addressing the same to the other at the address set forth above, or at such other address as may be designated in writing by any such party in a notice to the other given in the manner prescribed in this paragraph. All such notices shall be sufficiently given when the same shall be deposited so addressed, postage prepaid, in the United States mail and/or transmitted via facsimile with receipt of a confirming copy and/or when the same shall have been delivered, so addressed, to a telegraph or cable company toll prepaid and the date of said mailing or telegraphing shall be the date of the giving of such notice.

17. NO PARTNERSHIP, ETC.: This Agreement does not constitute and shall not be construed as constitution of a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

18. NO SUBLICENSING/NON-ASSIGNABILITY: This Agreement shall bind and inure to the benefit of Licensor, its successors and assigns. This Agreement is personal to Licensee. Licensee shall not sublicense, franchise or delegate to third parties its rights hereunder (except as set forth in Paragraph 10(b) hereof). Neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee and no rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party. Notwithstanding the foregoing, Licensee shall be permitted to assign its rights and obligations under this Agreement for collateral security purposes to any lender providing financing to Licensee that is secured by Licensee's inventory solely for purposes of permitting such lender to dispose of such inventory in accordance with the terms hereof upon a default by Licensee under any such financing.

19. CONSTRUCTION: This Agreement shall be construed in accordance with the laws of the State of California of the United States of America without regard to its conflicts of laws provisions.

20. WAIVER, MODIFICATION, ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any acts other than those specifically referred to therein. The fact that one party has not previously insisted upon the other party expressly complying with any provision of this Agreement shall not be deemed to be a waiver of the party's future right to require compliance in respect thereof and each party specifically acknowledges and agrees that the prior forbearance in respect of any act, term or condition shall not prevent the other party from subsequently requiring full and complete compliance thereafter. If any term or provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other term or provision hereto and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein. Headings of paragraphs herein are for convenience only and are without substantive significance.

21. ACCEPTANCE BY LICENSOR: This instrument, when signed by Licensee, shall be deemed an application for license and not a binding agreement unless and until accepted by Warner Bros. Consumer Products by signature of a duly authorized officer and the delivery of such a signed copy to Licensee. The receipt and/or deposit by Warner Bros. Consumer Products of any check or other consideration given by Licensee and/or delivery of any material by Warner Bros. Consumer Products to Licensee shall not be deemed an acceptance by Warner Bros. Consumer Products of this application. The foregoing shall apply to any documents relating to renewals or modifications hereof.

This Agreement shall be of no force or effect unless and until it is signed by all of the parties listed below:

AGREED AND ACCEPTED:                AGREED AND ACCEPTED:
LICENSOR:                           LICENSEE:

WARNER BROS. CONSUMER PRODUCTS,     GERBER CHILDRENSWEAR, INC.
a Division of Time Warner
Entertainment Company L.P. on
behalf of itself and as Agent for
Warner Bros., a Division of Time
Warner Entertainment Company L.P.



By: /s/ Gary R. Simon               By: /s/ Edward Kittredge
    _____________________________       _____________________________
    Gary R. Simon                       Edward Kittredge
    Vice President, Legal Affairs       Chairman & CEO


Date:___________________________    Date:_____________________________

                            EXHIBIT 1 #8824-BLT/WBLT

Warner Bros. Consumer Products
4000 Warner Boulevard
Burbank, CA 91522

Re: Approval of Third Party Manufacturer

Gentlemen:

      This letter will serve as notice to you that pursuant to Paragraph lO(b) of the License Agreement dated __________, 199_ between WARNER BROS., A DIVISION OF TIME WARNER ENTERTAINMENT COMPANY L.P. and GERBER CHILDRENSWEAR, INC. ("Licensee"), we have been engaged as the manufacturer for Licensee in connection with the manufacture of the Licensed Products as defined in the aforesaid License Agreement. We hereby acknowledge that we may not manufacture Licensed Products for, or sell or distribute Licensed Products to, anyone other than Licensee. We hereby further acknowledge that we have received a copy and are cognizant of the terms and conditions set forth in said License Agreement and hereby agree to observe those provisions of said License Agreement which are applicable to our function as manufacturer of the Licensed Products. It is expressly understood that we are obligated to comply with all local laws, including without limitation, labor laws, wage and hour laws and anti-discrimination laws and that you or your representatives shall, at anytime, have the right to inspect our facilities and review our records to ensure compliance therewith. It is understood that this engagement is on a royalty free basis and that we may not subcontract any of our work without your prior written approval.

      We understand that our engagement as the manufacturer for Licensee is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as aforesaid.

                                    Very truly yours,

                                    _________________________________
                                    Manufacturer/company name
                              By:   _________________________________
                                    signature
                                    _________________________________
                                    print name
                                    _________________________________
                                    address
                                    _________________________________

                                    _________________________________
                                    country
                                    _________________________________
                                    date

                                    _________________________________
                                    product(s) manufacturing

AGREED TO AND ACCEPTED:

WARNER BROS. CONSUMER PRODUCTS,
a Division of Time Warner
Entertainment Company L.P.

By:_____________________________
   Gary R. Simon
   Vice President, Legal Affairs

Date:___________________________

                            EXHIBIT 2 #8824-BLT/WBLT

                             CONTRIBUTOR'S AGREEMENT

I,_____________, the undersigned ("Contributor"), have been engaged by Gerber Childrenswear, Inc. ("Licensee") to work on or contribute to the creation of Licensed Products, described as _______________________, by Licensee under an agreement between Licensee and Licensor [or] Warner Bros., a division of Time Warner Entertainment Company L.P., c/o Warner Bros. Consumer Products, a division of Time Warner Entertainment Company L.P. ("Warner") dated
_____________.

I understand and agree that all artwork which includes any Licensed Property of Warner Bros. ("Work") and which results from my services for Licensee in connection with such Licensed Products is a "work made for hire" for Licensor and that all right, title and interest in and to the Work shall vest and remain with Licensor. I reserve no rights therein. Without limiting the foregoing, I hereby assign and transfer to Licensor all other rights whatsoever, in perpetuity throughout the universe which I may have or which may arise in me or in connection with the Work. I hereby waive all moral right. in connection with such Work together with any other rights which are not capable of assignment. I further agree to execute any further documentation relating to such transfer or waiver or relating to such Work at the request of Licensor or Licensee, failing which Licensor is authorized to execute same as my Attorney-in-Fact.

Contributor:

By:____________________________

Date:__________________________

Warner Bros. Consumer Products:

By:____________________________

Date:__________________________

                            EXHIBIT 3 #8824-BLT/WBLT

                            CHANNELS OF DISTRIBUTIONS
                                   DEFINITIONS

1. "AAFES" shall mean the U.S. Army and Air force Exchange Service headquarters as well as individual bases.

2. "Airport Gift Stores" shall mean gift stores located within airports, excluding Duty-Free Stores. Examples of Airport Gift Stores include, without limitation, PARADIES AND W.H. SMITH.

3. "Amusement Game Redemption" shall mean distribution of products as prizes awarded in amusement games.

4. "Amusement Park Gift Stores" shall mean gift stores located within amusement parks, such as Six Flags, Paramount Parks, Universal Theme Parks, Dollywood, Walt Disney World and Walt Disney Land.

5. "Art & Craft Stores" shall mean stores that offer for sale primarily art and craft supplies. Examples of Art & Craft Stores include, without limitation, AARON BROTHERS, FAST FRAME, MICHAELS AND MICHAELS MJ DESIGNS.

6. "Athletic Apparel & Footwear Stores" shall means stores that offer for sale primarily athletic apparel and footwear. Examples of Athletic Apparel & Footwear Stores include, without limitation, FOOTLOCKER, ATHLETE'S FOOT AND CHUMPS.

7. "Automotive/Carwash Stores" shall mean (a) stores that offer for sale primarily automotive supplies, or (b) stores located at carwash or gasoline station premises.

8. "Baby Specialty Stores" shall mean stores that offer for sale primarily infant apparel, furniture, accessories and other products designed specifically for babies. Examples of Baby Specialty Stores include, without limitation, BABIES R US.

9. "CANEX" shall mean the Canadian Forces Exchange Service headquarters as well as individual bases.

10. "Catalog Showrooms" shall mean stores that offer a broad assortment of products for sale primarily through a catalog along with display of samples of products in a showroom. Examples of Catalog Showrooms include, without limitation, SERVICE MERCHANDISE.

11. "Chain Book Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily books. Examples of Chain Book Stores include, without limitation, B. Dalton, SuperCrown, Walden Books, and Brentano's.

12. "Chain Comic Book Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily comic books.

13. "Chain Drug Stores" shall mean chain stores (containing twenty 120) or more individual stores) that offer for sale primarily prescription and over-the-counter drugs, personal care products and household products. Examples of Chain Drug Stores include without limitation, WALGREENS, RITE-AIDE, THRIFTY/PAYLESS, C.V.S./REVCO, THRIFT DRUG, PHAR MOR, AND LONGS DRUGS.

14. "Chain Jewelry Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily jewelry. Chain Jewelry Stores shall specifically exclude Guild Jewelers (as defined below). Examples of Chain Jewelry Stores include, without limitation, STERLING, BARRY'S, LIPMAN'S AND HELLSBURG.

15. "Chain Toy Stores" shall mean chain stores (containing twenty (20) or more individual stores) that offer for sale primarily toys. In order to be considered a "Toy Store" hereunder, the total number of toy-type SKU's (stock-keeping units) must represent eighty percent (80%) or more of such "tore's total SKU's. Examples of Chain Toy Stores include, without limitation, Toys R Us.

16. "College/University Stores" shall mean stores located on the campuses of colleges or universities.

17. "Computer Specialty Stores" shall mean stores that offer for sale primarily computer equipment and supplies. Examples of Computer Specialty Stores include, without limitation, Comp USA.

18. "Convenience Stores" shall mean stores that offer for sale primarily packaged and "quick service" food products, are generally open 24 hours a day, and are designed to offer greater convenience than larger Supermarket/Grocery Stores. Examples of Convenience Stores include, without limitation, 711, AM/PM, DAIRY MART AND CIRCLE R.

19. "Direct Mail Catalogs" shall mean catalogs that offer products for sale and are mailed directly to consumers' homes. Examples of Direct Mail Catalogs include, without limitation, SPEIGEL, HEARTH & HOME, DOMESTICATIONS, TAPESTRY, COMPANY STORE, HAMMACHER SCHLEMMER, FINGERHUT, AMWAY, AND LILLIAN VERNON.

      If Licensor grants to Licensee the right to distribute Licensed Products through any Direct Mail Catalogs: (a) each such catalog shall be specified in the Channels of Distribution set forth in the License Agreement or otherwise expressly approved in writing by Licensor, and (b) each such catalog depicting or referring to the Licensed Products or the Licensed Property must be submitted to Licensor for prior written approval in accordance with Licensor's Brand Assurance policies and procedures.

20. "Door-to-Door Solicitation" shall mean offering products for sale through personal visits by salespersons to consumers' homes.

21. "Duty-Free Stores" shall mean stores usually located in airports, which offer products for sale to international travelers free of taxes and duties. If Licensor grants to Licensee the right to distribute products through Duty-Free Stores, such channels of distribution (like all other channels of distribution granted) shall be limited to those stores located within the Territory.

22. "Educational Specialty Stores" shall mean stores that offer for sale primarily educational products. Examples of Educational Specialty Stores include, without limitation, IMAGINARIUM and NATURE COMPANY.

23. "Electronics Stores" shall mean stores that offer for sale primarily electronic products. Examples of Electronics Stores include, without limitation, CIRCUIT CITY, FRY'S, and BEST BUY.

24. "Fashion Accessory Stores" shall mean stores that offer for sale primarily costume jewelry, hair accessories and other fashion accessories. Examples of Fashion Accessory Stores include, without limitation, CLAIRE'S BOUTIQUE, AFTERTHOUGHTS, IT'S ABOUT TIME AND PIERCING PAGODA.

25. "Florists" shall mean stores or companies that offer for sale primarily flowers. Examples of Florists include, without limitation, CONROY'S, FTD, AND 1-800-FLOWERS.

26. "Fundraising" shall mean offering products for sale through catalogs, direct mail brochures, prize programs and in-school sales, which are used by schools and charitable, religious or other organizations to raise funds. Examples of Fundraising companies include, without limitation, GIFTCO, SPRINGWATER, AND DARLINGTON FARMS.

27. "Garden Specialty Stores" shall mean stores that offer for sale primarily garden supplies and plants. Examples of Garden Specialty Stores include, without limitation, ARMSTRONG'S, CALLAWAY'S, AND WOLF NURSERIES.

28. "Gift Retailers" shall mean stores that (a) offer products for sale that are in somewhat related product categories and are known as "gifts" in the trade, which products generally are classified in the trade as "better" quality and are higher priced (as compared to National and Regional Discount/Mass Retailers' products), (b) do not usually discount merchandise or sell it at greatly reduced prices,

      (c) usually focus more on aesthetics in merchandise displays than on price, and (d) generally require individual store servicing by suppliers in merchandise set-up, display, SKU maintenance and reordering. Suppliers to Gift Retailers typically advertise in trade publications, such as "Gift & Stationery Business", "Giftware News" and "Gifts & Decorative Accessories". Suppliers to Gift Retailers usually include companies such as ENESCO, MIDWEST OF CANNON FALLS, NEW CREATIVE ENTERPRISES, DALE TIFFANY, PACIFIC RIM, ANDE ROONEY, WATERFORD, GIFTCRAFT, CARSON INDUSTRIES, POSSIBLE DREAMS, LENOX, DEPARTMENT 56, LEFTON, SWAROVSKI AND FLAMBRO. Gift Retailers shall specifically exclude Novelty Gift Stores (as defined below).

29. "Greeting Card Stores" shall mean stores that offer for sale primarily greeting cards. Examples of Greeting Card Stores include, without limitation, HALLMARK.

30. "Guild Jewelers" shall mean stores that offer for sale primarily fine jewelry which is generally classified in the trade as "best" or "highest" quality. Examples of Guild Jewelers include, without limitation, MAYERS, ROGERS, AND BAILY BANKS & BIDDLE.

31. "Hobby & Model Stores" shall mean stores that offer for sale primarily hobby and model supplies.

32. "Home Improvement Stores" shall mean stores that offer for sale primarily hardware and home Improvement supplies. Examples of Home Improvement Stores include, without limitation, HOME DEPOT, OSH, ROME BASO, AND LOWES.

33. "Home Specialty Stores" shall mean stores that offer for sale primarily bedding, towels and other bathroom products, kitchen merchandise and housewares. Examples of Home
      Specialty Stores include, without limitation, STROUDS, LINENS 'N' THINGS, 3D BED & BATH, BED/BATH/BEYOND, and LUXURY
      LINENS.

34. "Internet" shall mean offering products for sale through the electronic network known as the Internet.

35. "Mall Clothing Specialty Stores" shall mean stores that offer for sale primarily clothing and are located within a mall. Examples of Mall clothing Specialty Stores include, without limitation, MILLERS OUTPOST AND WET SEAL.

36. "Mid-Tier Department Stores" shall mean stores that offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "better" (but not "best") quality products. Examples of Mid-Tier Department Stores include, without limitation, J.C. PENNEY, SEARS, MERVYN'S, STEINMART, KOHLS, FRED MEYER AND MONTGOMERY WARDS.

37. "Music/Video Stores" shall mean stores that offer for sale primarily musical recordings, on compact discs, cassettes or other media, and/or movie recordings on videos, laser disks or other media for home use by consumers. Examples of Music/Video Stores include, without limitation, BLOCKBUSTER, MUSICLAND, TOWER RECORDS, VIRGIN RECORDS, WAREHOUSE RECORDS, SAM GOODY'S, AND SUNCOAST.

38. "National Discount/Mass Retailers" shall mean stores that (a) have nation-wide distribution, (b) offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as "better/best" quality products, (c) are usually "self- service" with more of an emphasis on price than aesthetics,
      (d) generally do not require individual store servicing by suppliers. Suppliers to National Discount/Mass Retailers typically advertise in trade publications, such as "Discount Store News" and "Discount Merchandiser", and usually attend the IMRA (International Mass Retailer Association) trade show. Examples of National Discount/Mass Retailers include, without limitation, WALMART, K-MART AND TARGET.

39. "Non-Chain Book Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily books.

40. "Non-Chain Comic Book Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily comic books.

41. "Non-Chain Drug Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily prescription and over-the-counter drugs, personal care products and household products.

42. "Non-Chain Jewelry Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily jewelry. Non-Chain Jewelry Stores shall specifically exclude Guild Jewelers (as defined above).

43. "Non-Chain Toy Stores" shall mean stores or groups of stores (containing fewer than twenty (20) individual stores) that offer for sale primarily toys. In order to be considered a "Toy Store" hereunder, the total number of toy-type SKU's must represent eighty percent (80%) or more of such store's total SKU's. Examples of Non-Chain Toy Stores include, without limitation, TALBOT'S TOYLAND AND TONS OF TOYS, INC.

44. "Non-Mall Clothing Specialty Stores" shall mean stores that offer for sale primarily clothing and are not located within a mall. Examples of Non-Mall Clothing Specialty Stores include, without limitation, KIDS MART, KIDS R US, CLOTHESTIME and FASHION BUG.

45. "Novelty Gift Stores" shall mean stores that offer for sale primarily novelty gift items. Examples of Novelty Gift Stores include, without limitation, SPENCER'S.

46. "Off-Price/Closeout Stores" shall mean stores that offer for sale primarily discounted apparel and other merchandise. Examples of Off-Price/Closeout Stores include, without limitation, MARSHALL'S, T.J.MAX, ROSS FOR LESS, MIT OR HISS AND TUESDAY MORNING.

47. "Office Specialty Stores" shall mean stores that offer for sale primarily office supplies. Examples of Office Specialty Stores include, without limitation, OFFICE DEPOT, STAPLES, AND OFFICE MAX.

48. "Outlet Stores" shall mean stores that offer for sale primarily discounted merchandise of a particular manufacturer or retailer.

49. "Party Stores" shall mean stores that offer for sale primarily party supplies. Examples of Party Stores include, without limitation, PARTY CITY AND PARTY WORLD.

50. "Pet Stores" shall mean stores that offer for sale primarily pet supplies. Examples of Pet Stores include, without limitation, PETCO AND PETSMART.

51. "Regional Discount/Mass Retailers" shall mean stores that (a) have regional distribution, (b) generally offer products for sale in a broad assortment of unrelated product categories, which products generally are not classified in the trade as "better/best" quality products, (c) are usually "self- service" with more of an emphasis on price than aesthetics,
      (d) usually have gross profit margins of less than fifty percent (50%), and (e) generally do not require individual store servicing by suppliers. Suppliers to Regional DiscounttMass Retailers typically advertise in trade publications, such as "Discount Store News" and "Discount Merchandiser", and usually attend the IMRA (International Mass Retailer Association) trade show. Examples of Regional Discount/Mass Retailers include, without limitation, MEIJERS, CALDOR, AMES, BRADLEES, HILL'S, ROSE'S, VENTURE, AND SHOPKO.

52. "Souvenir Stores" shall mean stores that offer for sale primarily souvenirs.

53. "Sporting Good Stores" shall mean stores that offer for sale primarily sporting goods, equipment, athletic apparel, and other merchandise that reflects a sports theme. Examples of Sporting Good Stores include, without limitation, BIG 5 AND SPORTS CHALET.

54. "Sports Stadium Shops" shall mean concessionaire shops located within stadiums or arenas where sporting events are held.

55. "Stationery Stores" shall mean stores that offer for sale primarily stationery. Examples of Stationery Stores include, without limitation, FARR'S STATIONAIRES.

56. "Street Peddlers" shall mean individual merchants who offer products for sale in stands, booths or other non-permanent structures usually located on the sidewalk and designed to attract passing pedestrians.

57. "Supermarket/Grocery Stores" shall mean stores that offer for sale primarily packaged food products. Examples of Supermarket/Grocery Stores include, without limitation, KROGER, SAFEWAY, AMERICAN STORES, ALBERTSON'S, WINN DIXIE, FOOD LION, VON'S, FINAST, RALPHS, MARSH, BRISTOL FARMS, AND GELSONS.

58. "Swap Meets/Flea Markets" shall mean offering products for sale through organized events known as swap meets or flea markets, which involve a group of vendors offering for sale a variety of products, often collectibles or antiques.

59. "Television Home Shopping" shall mean offering products for sale through cable and broadcast television, including infomercials, QVC and Home Shopping Network. Television Home Shopping shall specifically exclude sales through the Internet, CD-Interactive and other electronic media.

60. "Toy Wholesalers" shall mean companies that offer for sale primarily toys to retail stores. In order to be considered a "Toy Wholesaler" hereunder, the total number of toy-type SKU's must represent eighty percent (80%) or more of such wholesaler's total SKU's.

61. "Upstairs Department Stores" shall mean stores that (a) offer products for sale in a broad assortment of unrelated product categories, which products are generally classified in the trade as "best" quality products, and (b) offer a high level of customer service with a strong emphasis on store aesthetics. Examples of UPSTAIRS DEPARTMENT STORES INCLUDE, WITHOUT LIMITATION, BLOOMINGDALE'S, MACY'S, NORDSTROM'S, MAY DEPARTMENT STORES, SAKS FIFTH AVENUE, NEIMAN MARCUS, AND DILLARDS.

62. "Warehouse Clubs" shall mean stores that offer for sale products in large sizes and quantities with more of an emphasis on price than service or store aesthetics. Examples of Warehouse Clubs include, without limitation, SAM'S CLUB AND PRICE COSTCO.

63. "Warners Kids Shops" shall mean the separate departments known as Warner Kids Shops located within the chain of Toys R Us stores.